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 FORM 3                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                OMB APPROVAL
--------                                                Washington, D.C.  20549                     ---------------------------
                                                                                                    OMB Number:       3235-0104
                                                                                                    Expires:  December 31, 2001
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Estimated average burden
                                                                                                    hours per response......0.5
                                                                                                    ---------------------------

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Response)
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1. Name and Address of        2. Date of Event Requiring 4. Issuer Name and Ticker or            6. If Amendment, Date of Original
   Reporting Person              Statement                  Trading Symbol
                                          4/29/02
    Carr    Raymond     R.           (Month/Date/Year)      SFBC International, Inc. (SFCC)           N/A____/________/___________
   (Last)   (First)  (Middle)                                                                              (Month/Date/Year)
                              ------------------------------------------------------------------------------------------------------
                              3. IRS or Social Security  5. Relationship of Reporting            7. Individual or Joint/Group
   408 County Road 138-C         Number of Reporting        Person to Issuer                        Filing (Check Applicable Line)
   (Street)                      Person (Voluntary)         (Check all applicable)
                                                                                                     X  Form filed by One Reporting
   Burnet    Texas    78611   -------------------------  ___ Director         ___ 10% Owner         --- Person
   (City)   (State)   (Zip)                               X  Officer (give    ___ Other (specify
                                                         --- title below)               below)      ___ Form filed by More than One
                                     President and Chief Operating Officer of Subsidiary                Reporting Person
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                                       Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security      2. Amount of Securities           3. Ownership Form: Direct (D)   4. Nature of Indirect
   (Inst. 4)                 Beneficially Owned (Inst. 4)      or Indirect (I) (Inst. 5.)      Beneficial Ownership (Inst. 5)
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
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                Page 1
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                           (Over)
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FORM 3 (continued)
              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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
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 1. Title of Derivative       2.  Date Exercisable and      3.  Title and Amount of Securities Underlying    4. Conversion or
    Security (Instr. 4)           Expiration Date               Derivative Security (Instr. 4)                  Exercise Price of
                                  (Month/Day/Year)                                                              Derivative Security
                              ----------------------------------------------------------------------------
                                   Date       Expiration                                Amount or
                               Exercisable       Date                 Title          Number of Shares
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
Employee Stock Option             4/01/01       3/31/11           Common Stock             45,000                     9.15
(right to buy)*
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
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5.  Ownership Form of            6.  Nature of Indirect
    Derivative Security:             Beneficial Ownership
    Direct (D) or                    (Instr. 5)
    Indirect (I)
    (Instr. 5)


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
           D
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Explanation of Responses:

*The options were granted on April 1, 2001 and vest in 4 equal increments of 8,333 commencing on June 6, 2001 and 2 equal increments of 8,334 commencing on June 30, 2003.

                               /s/ Raymond R. Carr                May 8, 2002
                              -------------------------------  -----------------
                            **Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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